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THE LOEWEN GROUP INC.

(NYSE, TSE, ME: LWN)                               NEWS


Investor contacts:                                 Media Contact:
Chris Hunter, Director, Investor Relations         Dave Laundy, Vice President
The Loewen Group Inc.                              Corp. Communications
Tel: (800) 347-7010                                Tel: (604) 293-7857


                              FOR IMMEDIATE RELEASE


                         LOEWEN GROUP ANNOUNCES PLANNED

                     US $400 MILLION DEBT PRIVATE PLACEMENT


VANCOUVER, BC, May 15, 1998 -- The Loewen Group Inc. announced today that Loewen Group International, Inc. plans to privately place with a group of underwriters approximately US$400 million in senior guaranteed notes. The senior notes will be guaranteed by The Loewen Group Inc., and will be offered to qualified institutional buyers and institutional accredited investors in the United States and Canada.

The senior notes initially will be secured and will rank equally in right of payment with other senior indebtedness of The Loewen Group Inc. and Loewen Group International Inc. Net proceeds from the private placement will be used to repay existing indebtedness.

The senior notes will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under federal and applicable state securities laws or an available exemption from such registration requirements.

The Loewen Group is North America's second largest and fastest growing funeral home and cemetery operator in terms of revenues and assets. The company owns or operates more than 1,100 funeral and 500 cemeteries in the United States, Canada, and the United Kingdom. Over 90% of the company's revenue is derived from the United States.


The Loewen Group's website is located at http://www.loewengroup.com

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